Filed Under Rule 424(b)(3), Registration Statement No. 333-155631 Pricing Supplement Number 203 Dated 10/12/2010 (To: Prospectus Dated November 24, 2008 and Prospectus Supplement Dated: November 26, 2008)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FLU8	[ ]	100.000%	0.825%	[ ]	FIXED	1.000%	SEMI-ANNUAL	04/15/2013	04/15/2011	$4.83	YES	Senior Unsecured Notes

Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FLV6	[ ]	100.000%	0.950%	[ ]	FIXED	1.700%	SEMI-ANNUAL	10/15/2014	04/15/2011	$8.22	YES	Senior Unsecured Notes

Redemption Information: Non-Callable.

National Rural Utilities Cooperative Finance Corp
Offering Dates: October 12, 2010 through October 18, 2010 Trade Date: Monday, October 18, 2010 @12:00 PM ET Settle Date: Thursday, October 21, 2010 Minimum Denomination/Increments: $1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Banc of America Securities LLC, Incapital, LLC , Charles Schwab & Co., Inc., Comerica Securities, Edward D. Jones & Co., L.P., J.J.B. Hilliard, W.L. Lyons, Inc., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC
If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
InterNotes® is a registered trademark of Incapital Holdings LLC. All rights reserved
National Rural Utilities Cooperative Finance Corporation InterNotes Prospectus Dated 24-Nov-08 and Prospectus Supplement Dated: 26-Nov-08